Exhibit 10.15
Summary of Compensation Arrangements with Non-Employee Directors
     The following summarizes the current compensation and benefits received by the Company’s non-employee directors. It is intended to be a summary of existing arrangements, and in no way is intended to provide any additional rights to any non-employee director.
Retainer Fees
Non-employee directors receive a $30,000 annual retainer. In addition, the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each receive a supplemental retainer of $6,000 per year, and the chairperson of the audit committee a supplemental retainer of $12,000 per year.
Meeting Fees
Per meeting fees for non-employee directors are as follows:
•	A $1,500 attendance fee for attendance at Board meetings and the annual meeting of shareholders; and

•	A $1,000 attendance fee for attendance at meetings of committees of which they are a member.
Equity Compensation
Under the terms of the Company’s stock incentive plan, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards.
Reimbursement of Expenses
All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.